EXHIBIT 47

PRESS RELEASE
For further information please contact:
Oxford GlycoSciences Plc David Ebsworth, Ph.D., Chief Executive Officer Denis Mulhall, Chief Financial Officer Tel: +44 (0) 1235 208 000 Website: www.ogs.com
Financial Dynamics UK Media and Investors Tim Spratt Melanie Toyne-Sewell Tel: +44 (0) 20 7831 3113
US Media and Investors Leslie Wolf-Creutzfeldt Deborah Ardern Jones Tel: +1 212 850 5626

Not for release, publication or distribution in, into or from Australia, Canada or Japan

OXFORD GLYCOSCIENCES PLC (“OGS”)

PRELIMINARY UNAUDITED RESULTS 2002

Oxford, UK, 28 April 2002 - Oxford GlycoSciences Plc (LSE:OGS,NASDAQ:OGSI) (the “Company”) today announces its preliminary unaudited results for the year ended 31 December 2002. The directors note that the audit has not yet been finalised and are not aware of any outstanding items that w ill have a material effect on the results herein.

The Board of Directors on 11 April 2003 recommended the offer by Celltech Group plc for the entire issued share capital of the Company. The offer has now been declared unconditional in all respects and the transaction is likely to be implemented tow ards the end of May 2003. In the light of these developments, the unaudited results are released as a matter of record and without further comment.

Consolidated Profit and Loss Account

For the year ended 31 December 2002

		2002	2001
	Notes	£’000	£’000
Turnover	3	13,973	13,376
Net operating costs	4	(54,765)	(49,396)

Operating loss		(40,792)	(36,020)
Share of joint venture loss		(4,383)	(2,007)

Profit on disposal		-	82

Loss on ordinary activities before interest and
taxation		(45,175)	(37,945)
Interest receivable		6,408	9,733
Amount w ritten off investments	5	(2,397)	-

Loss on ordinary activities before taxation		(41,164)	(28,212)
Tax on loss on ordinary activities	6	3,299	2,864

Loss for the year		(37,865)	(25,348)

Loss per ordinary 5p share
- basic and diluted	7	(68.04p)	(46.04p)

The Group has no recognised gains or losses other than those above, therefore no separate statement of total recognised gains and losses has been presented.

There is no difference between the losses on ordinary activities before taxation and the losses for the periods stated above, and their historical cost equivalents. The results for the periods above are derived entirely from continuing activities.

Balance Sheet

At 31 December 2002

		Group		Company

		2002	2001	2002	2001
	Notes	£’000	£’000	£’000	£’000

Fixed assets
Tangible assets		12,553	14,221	-	-

Investments
Investment in joint venture - share of gross assets		9,571	14,679	-	-
Investment in joint venture - share of gross liabilities		(961)	(1,686)	-	-
Investment in joint venture - provision		(1,595)	(2,708)	-	-
for unrealised profit

	3	7,015	10,285	-	-

Other investments	9	5,538	4,251	36,666	36,666

		25,106	28,757	36,666	36,666

Current assets
Stock		264	346		-
Debtors		10,812	9,626	142,650	103,171
Cash at bank and in hand		136,412	176,618	123,462	155,489

		147,488	186,590	266,112	258,660

Creditors: amounts falling due w ithin one year		(14,033)	(18,250)		-

Net current assets		133,455	168,340	266,112	258,660

Total assets less current liabilities		158,561	197,097	302,778	295,326

Creditors: amounts falling due after
more than one year		(1,659)	(2,399)	-	-
Provisions for liabilities and charges		-	(87)	-	-
Net assets		156,902	194,611	302,778	295,326

Capital and reserves
Share capital		2,787	2,778	2,787	2,778
Share premium account		276,097	275,950	276,097	275,950
Capital reserve		11,107	11,107	-	-
Profit and loss account (deficit)		(133,089)	(95,224)	23,894	16,598

Equity shareholders’ funds	8	156,902	194,611	302,778	295,326

Consolidated Cash Flow Statement

For the year ended 31 December 2002

		2002	2002	2001	2001
	Notes	£’000	£’000	£’000	£’000

Net cash flow from operating activities	A		(45,128)		(22,164)
Returns on investments and servicing of finance
Interest received		7,829		9,042

Net cash flow from returns on
investments and servicing of finance			7,829		9,042
Taxation		4,669		-
			4,669		-

Capital expenditure and financial
investment
Purchases of tangible fixed assets		(4,204)		(5,306)
Purchases of fixed asset investments		(3,528)		(19,251)

Net cash flow from capital expenditure
and financial investment			(7,732)		(24,557)
Disposals
Cash consideration from sale of			-		115
biochemicals product line
Cash consideration from sale of other assets			-		7

Net cash flow before m anagement of
liquid resources and financing			(40,362)		(37,557)
Management of liquid resources	B		39,253		39,480

Financing
Issue of ordinary share capital		304		10,552
Expenses paid in connection w ith share issues		(148)		(269)

Net cash flow from financing			156		10,283

(Decrease)/Increase in net cash	C		(953)		12,206

Notes to the Consolidated Cash Flow Statement

A Reconciliation of operating loss to net cash flow from operating activities

	2002	2002	2001	2001
	£’000	£’000	£’000	£’000

Operating loss		(40,792)		(36,020)
Depreciation charges (including profit/ loss on disposals)	5,402		4,418
Decrease/(Increase) in stock	82		(170)
(Increase)/Decrease in debtors	(3,977)		34
(Decrease)/Increase in deferred income	(2,832)		6,815
(Decrease)/Increase in creditors	(3,011)		2,759

		(4,336)		13,856

Net cashflow from operating activities		(45,128)		(22,164)

B Reconciliation of net cash flow to movement in net funds

	2002	2002	2001	2001
	£’000	£’000	£’000	£’000

(Decrease)/Increase in cash in the year		(953)		12,206
Cashflow from decrease in liquid resources	(39,253)		(39,480)

Change in net funds resulting from cash flows		(39,253)		(39,480)

Movement in net funds in the year		(40,206)		(27,274)
Net funds at 1 January		176,618		203,892

Net funds at 31 December		136,412		176,618

C Analysis of net funds

	At 1		At 31
	January		Decem ber
	2002	Cash flow	2002
	£’000	£’000	£’000

Cash at bank and in hand	14,052	(953)	13,099
Bank deposits – liquid resources	162,566	(39,253)	123,313

	176,618	(40,206)	136,412

Liquid resources represent all deposits with an original maturity of between 24 hours and one year. Cash includes cash in hand and deposits of up to 24 hours which are payable on demand.

Notes

1 Preliminary results

The preliminary results for the year ended 31 December 2002 represent abridged financial statements and have not yet been delivered to the Registrar of Companies. The comparative figures for the year ended 31 December 2001 have been taken from, but do not constitute, the Group’s financial statements for that year. Those financial statements w ere reported on by the Group’s auditors and delivered to the Registrar of Companies. The report of the auditors was unqualified and did not contain a statement under Section 237(2) of the Companies Act 1985.

2 Principal accounting policies

The accounts have been prepared in accordance w ith applicable Accounting Standards in the United Kingdom. The accounting policies applied are consistent with those set out in the Annual Report and Accounts for the year ended 31 December 2001.

3 Interest in joint venture

In June 2001, OGS formed a joint venture with Marconi, called Confirmant Ltd, w hich will provide database services to pharmaceutical and biotechnology companies.

As at 31 December 2002, there is a provision for unrealised profit, £1.6 million, representing revenue from the sale of marketing rights and data analysis software to Confirmant. This amount w ill be released over the life of the assets to w hich it relates. Sales by OGS to Confirmant during the period ended 31 December 2002 amounted to £5.4 million (2001: £5.3 million).

4 Net Operating Costs

Net operating costs include an amount of £1.1 million in respect of expenses relating to corporate and financial advice received by the Group through 31 December 2002.

5 Investment Write Down

Relates to provision for permanent diminution in value of OGS’ investment in BioInvent International AB (see Note 8).

6 Tax on loss on ordinary activities

The Group has recognised Research and Development Tax Credits totalling £3.3 million (2001: £2.9 million) in the accounts, relating to the period from 1 January 2002 to 31 December 2002.

7 Loss per ordinary 5p share

Basic loss per share is calculated by dividing the loss attributable to ordinary shareholders by the weighted average number of ordinary shares in issue during the year.

For diluted loss per share, the w eighted average number of ordinary shares in issue is adjusted to assume exercise of all options, w hich w ould be potentially dilutive. Due to the loss making position of the Group the exercise of share options does not increase basic loss per share and therefore according to FRS14 the basic and diluted loss per share remain the same.

Basic and diluted loss
per share	2002			2001
	£’000	’000	pence	£’000	’000	Pence

Loss attributable to
ordinary shareholders	(37,865)	55,653	(68.04)	(25,348)	55,052	(46.04)

8 Reconciliation of movements in shareholders’ funds

Group	2002	2001
	£’000	£’000

Loss for the year	(37,865)	(25,348)
New shares issued	304	10,552
Expenses of share issue	(148)	(269)

Net addition to/ (reduction in) shareholders’ funds	(37,709)	(15,065)
Opening shareholders’ funds	194,611	209,676

Closing shareholders’ funds	156,902	194,611

9 Other Investments

	BioInvent	NeoGenesis	Other	Total
	International	Pharmaceuticals
	AB	Inc

Cost	£’000	£’000	£’000	£’000

At 1 January 2002	-	4,251	-	4,251

Additions	3,528	-	156	3,684

At 31 December 2002	3,528	4,251	156	7,935

Provisions
At 1 January 2002	-	-	-	-

Provision Re Diminution in Value	2,397	-	-	2,397

At 31 December 2002	2,397	-	-	2,397

Net Book Value
31 December 2002	1,131	4,251	156	5,538

Net Book Value
31 December 2001	-	4,251	-	4,251

On 16 May 2002, OGS subscribed SEK52.0 million in cash at SEK39.1 per share in BioInvent International AB, as part of a research collaboration.

This investment is not held for resale but having regard to the market value at 31 December 2002, the directors consider that permanent dimunition in value of the investment has occurred.

The investment in NeoGenesis Pharmaceuticals is similar ly not held for resale and management do not consider that any permanent dimunition in value existed at 31 December 2002.

-Ends-

Shareholders can obtain a free copy of this and any other documents filed with the Securities and Exchange Co mmission at the SEC’s website (www.sec.gov).

This announcement does not constitute an offer to sell or invitation to purchase any securities or the solicitation of any vote or approval in any jurisdiction.

The release, publication or distribution of this announcement in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this announcement is released, published or distributed should inform the mselves about and observe such restrictions.